================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                     ------------------------------------
                        POST EFFECTIVE AMENDMENT NO. 2
                           TO REGISTRATION STATEMENT
                                  ON FORM S-8
                                     Under
                          THE SECURITIES ACT OF 1933

                             MICROSOFT CORPORATION
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            (Exact name of registrant as specified in its charter)

            Washington                                            91-1144442
  (State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                            Identification No.)

                               One Microsoft Way
                        Redmond, Washington 98052-6399
                                (425) 882-8080
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             (Address of registrant's Principal Executive Offices)

                 MICROSOFT CORPORATION 1991 STOCK OPTION PLAN
--------------------------------------------------------------------------------
                           (Full title of the plan)

                              Robert A. Eshelman
                                General Counsel
                               One Microsoft Way
                        Redmond, Washington 98052-6399
                                (425) 882-8080
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                       Copies of all communications to:
                                Richard B. Dodd
                               Matthew S. Topham
                           Preston Gates & Ellis LLP
                         701 Fifth Avenue, Suite 5000
                               Seattle, WA 98104
                                (206) 623-7580

                             EXPLANATORY STATEMENT

     A total of 2,080,000,000 shares of common stock of Microsoft Corporation (as adjusted for stock splits) were registered in connection with the Microsoft Corporation 1991 Stock Option Plan, as amended (the "1991 Stock Plan") by two separate registration statements on Form S-8 as follows: (a) 480 million shares (as adjusted for stock splits) were registered by a registration statement on Form S-8, filed in November 1991; (b) 800 million shares (as adjusted for stock splits) were registered by a registration statement on Form S-8, File No. 33-51583, filed in December 1993 (the "1993 Form S-8); and (c) 800 million shares (as adjusted for stock splits) were registered by Post-Effective Amendment No. 1 to the 1993 Form S-8, filed on November 22, 1996. On November 9, 2000, the stockholders of Microsoft Corporation approved the Microsoft Corporation 2001 Stock Plan (the "2001 Stock Plan"), which replaces the 1991 Stock Plan. Of the 2,080,000,000 shares registered in connection with the 1991 Stock Plan, 680,000,000 shares have not been issued and are not subject to issuance upon the exercise of outstanding options granted under the 1991 Stock Plan. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth at pages 123-124 of the Division of Corporation Finance's Manual of Publicly Available Telephone Interpretations dated July 1997 (see G. Securities Act Forms, number 89), 680,000,000 shares of Microsoft common stock registered on the 1993 Form S-8, as amended, are carried forward to, and deemed covered by, the registration statement on Form S-8 filed on or about the date hereof in connection with the 2001 Stock Plan (the "2000 Form S-8").

     In addition to the 680,000,000 shares being carried forward to the 2000 Form S-8 on or about the date hereof, approximately 838,317,382 shares registered in connection with the 1991 Stock Plan have not been issued but may be issued upon the exercise of outstanding options granted under the 1991 Stock Plan. In the event any of these approximately 838,317,382 shares are not issued in connection with the 1991 Stock Plan, such as when a currently outstanding option granted under the 1991 Stock Plan is cancelled without being exercised, Microsoft Corporation intends to periodically file additional post effective amendments to the 1993 Form S-8 and 2000 Form S-8 carrying forward such shares for issuance in connection with the 2001 Stock Plan.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement filed by Microsoft Corporation (the "Company") under Registration Number 33-51583, as amended, with respect to securities offered pursuant to the 1991 Stock Plan are hereby incorporated by reference herein.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on this 28th day of December, 2000.

                                   MICROSOFT CORPORATION

                                   /s/ Steven A. Ballmer
                                   ----------------------------------
                                   Steven A. Ballmer
                                   President, Chief Executive Officer
                                   And Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Gates III, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                                                     Dated
                                                                               -----------------

/s/ William H. Gates III      Chairman and Principal                           December 28, 2000
------------------------      Software Architect
William H. Gates III

/s/ Steven A. Ballmer         President and Chief Executive Officer            December 28, 2000
------------------------      and Director (principal executive officer)
Steven A. Ballmer

/s/ John G. Connors           Senior Vice President, Finance and               December 28, 2000
-----------------------       Administration; Chief Financial Officer
John G. Connors               (principal financial and accounting officer)

/s/ David F. Marquardt        Director                                         December 28, 2000
------------------------
David F. Marquardt

                              Director                                         December __, 2000
------------------------
Ann McLaughlin

/s/ William G. Reed, Jr.      Director                                         December 28, 2000
------------------------
William G. Reed, Jr.

/s/ Jon A. Shirley            Director                                         December 28, 2000
------------------------
Jon A. Shirley